Exhibit 99.1

Certain Information Excerpted from the Company’s Preliminary Offering Memorandum and Disclosed Pursuant to Regulation FD

Summary unaudited pro forma financial and other data

The following summary unaudited pro forma consolidated financial data consists of summary unaudited pro forma condensed consolidated statements of income (loss) for the years ended December 31, 2019, 2018 and 2017, the nine months ended September 30, 2020 and 2019 and the twelve months ended September 30, 2020, and summary unaudited pro forma condensed consolidated balance sheet data as of September 30, 2020. The summary unaudited pro forma condensed consolidated balance sheet data is presented as if the Transactions were completed as of September 30, 2020, and the summary unaudited pro forma condensed consolidated statements of income (loss) is presented as if the Transactions were completed on January 1, 2017.

The summary unaudited pro forma condensed consolidated statements of income (loss) data for the twelve months ended September 30, 2020 has been derived by (i) taking the pro forma condensed consolidated statements of income (loss) data for the year ended December 31, 2019, (ii) adding the pro forma condensed consolidated statements of income (loss) data for the nine months ended September 30, 2020, and (iii) subtracting the pro forma condensed consolidated statements of income (loss) data for the nine months ended September 30, 2019.

The following summary unaudited pro forma condensed consolidated financial data is subject to assumptions and adjustments described more fully in “Unaudited pro forma condensed consolidated financial information.” The unaudited pro forma condensed consolidated financial information have been prepared based upon available information and management estimates; actual amounts may differ from these estimated amounts. Management believes these assumptions and adjustments are reasonable under the circumstances, given the information available at this time. Any of the factors underlying these estimates and assumptions may change or prove to be materially different. The unaudited pro forma condensed consolidated financial information is not intended to represent or be indicative of the financial condition or results of operations that might have occurred had the Transactions occurred as of the dates stated below, and further should not be taken as representative of future financial condition or results of operations.

The unaudited pro forma condensed consolidated financial data includes adjustments to reflect the following:

•
the deconsolidation of Technip Energies’ assets and liabilities at their carrying amounts, the elimination of revenues and direct expenses associated with Technip Energies, and to record the equity method investment associated with the Issuer’s retained 49.9% ownership in Technip Energies N.V., measured at the historical carrying value which management believes approximates fair value;

•
cash received from BPI for its investment in Technip Energies N.V., assuming that the BPI Investment is purchased at the midpoint of the 11.82% floor and 17.25% cap, which will reduce the Issuer’s ownership of 49.9% noted above;

•	the settlement of the outstanding intercompany accounts receivables (payables) pursuant to the SDA;

•
the retirement of certain debt of TechnipFMC, issuance of the Notes, entry into the New Senior Secured Revolving Credit Facility and the payment of estimated debt issuance and other financing costs; and

•	the tax effects of the pro forma adjustments at the applicable statutory income tax rates.

The summary unaudited pro forma condensed consolidated financial data below should be read in conjunction with “Unaudited pro forma condensed consolidated financial information” and “Management’s discussion and analysis of financial condition and results of operations of pro forma condensed consolidated financial information” included elsewhere in this Offering Memorandum, as well as “Management’s discussion and analysis of financial condition and results of operations” and “Selected financial data” and the consolidated financial statements and corresponding notes incorporated herein by reference, which have been prepared in accordance with GAAP.

	Pro forma
	Fiscal year ended December 31,			Nine months ended September 30,		Twelve months ended September 30, 2020
	2019	2018	2017	2020	2019
	(Dollars in millions, unaudited)
Results of operations data:
Revenue:
Service revenue	$3,330.8	$2,776.4	$3,312.4	$2,407.1	$2,427.9	$3,310.0
Product revenue	3,352.9	3,272.6	3,416.4	2,416.9	2,471.9	3,297.9
Lease revenue	266.5	222.7	194.6	105.7	200.9	171.3
Total revenue	6,950.2	6,271.7	6,923.4	4,929.7	5,100.7	6,779.2

Costs and expenses:
Cost of service revenue	2,695.8	2,259.7	2,420.3	2,302.6	1,987.1	3,011.3
Cost of product revenue	3,015.6	2,676.9	2,954.3	1,970.0	2,237.2	2,748.4
Cost of lease and other revenue	167.9	143.4	137.2	90.3	126.2	132.0
Selling, general and administrative expense	822.0	739.8	732.6	528.2	610.3	739.9
Research and development expense	115.9	157.6	177.0	72.0	102.1	85.8
Impairment, restructuring and other expense	2,460.8	1,821.6	135.1	3,356.2	143.9	5,673.1
Merger transaction and integration costs	14.2	18.4	48.4	—	16.0	(1.8)
Total costs and expenses	9,292.2	7,817.4	6,604.9	8,319.3	5,222.8	12,388.7
Other (expense) income, net	(181.7)	(48.3)	(19.0)	2.1	(116.6)	(63.0)
Income from equity affiliates	59.7	80.1	55.3	50.1	49.1	60.7
(Loss) income before financial expense, net and income taxes	(2,464.0)	(1,513.9)	354.8	(3,337.4)	(189.6)	(5,611.8)
Net interest expense	(96.5)	(113.0)	(113.2)	(124.5)	(73.2)	(147.8)
(Loss) income before income taxes	(2,560.5)	(1,626.9)	241.6	(3,461.9)	(262.8)	(5,759.6)
Provision for income taxes	68.3	203.6	299.3	(18.6)	29.4	20.3
Net loss	(2,628.8)	(1,830.5)	(57.7)	(3,443.3)	(292.2)	(5,779.9)
Net loss (profit) attributable to noncontrolling interests	4.6	(11.0)	(21.2)	(14.8)	(18.7)	8.5
Net loss attributable to TechnipFMC plc	$(2,624.2)	$(1,841.5)	$(78.9)	$(3,458.1)	$(310.9)	$(5,771.4)

Balance sheet data (at period end):
Cash and cash equivalents				$597.0		$597.0
Total assets				$10,822.2		$10,822.2
Total debt (including current portion)				$2,307.3		$2,307.3
Total TechnipFMC plc stockholders’ equity				$4,152.5		$4,152.5

Other segment financial data:
Subsea
Subsea revenue	$5,419.5	$4,762.8	$5,719.1	$4,133.4	$3,955.5	$5,597.4
Subsea capital expenditures	$287.7	$223.2	$179.1	$195.5	$242.6	$240.6
Subsea pro forma Adjusted EBITDA(1)	$655.1	$689.1	$1,120.8	$350.4	$461.3	$544.2
Surface Technologies
Surface Technologies revenue	$1,530.7	$1,508.9	$1,204.3	$796.3	$1,145.2	$1,181.8
Surface Technologies capital expenditures	$96.6	$111.9	$35.4	$28.0	$84.5	$40.1
Surface Technologies pro forma Adjusted EBITDA(1)	$170.5	$250.7	$213.1	$50.1	$109.8	$110.8

Other operating data:
Total inbound orders(2)	$9,612.5	$6,865.1	$6,383.4	$4,051.8	$8,008.6	$5,655.7
Subsea inbound orders(2)	$7,992.6	$5,178.5	$5,143.6	$3,290.9	$6,820.3	$4,463.2
Surface Technologies inbound orders(2)	$1,619.9	$1,686.6	$1,239.8	$760.9	$1,188.3	$1,192.5
Total order backlog(3)	$8,953.0	$6,469.5	$6,613.7	$7,586.9	$9,084.5	$7,586.9
Subsea order backlog(3)	$8,479.8	$5,999.6	$6,203.9	$7,218.0	$8,655.8	$7,218.0
Surface Technologies order backlog(3)	$473.2	$469.9	$409.8	$368.9	$428.7	$368.9
Non-consolidated order backlog(4)	$799.2	$974.0		$674.0	$842.1	$674.0

Other financial data:
Pro forma Adjusted EBITDA(1)	$566.5	$852.7	$1,192	$327.7	$373.2	$521.0
Total net debt (at period end)(5)						$1,710.3
Ratio of total debt to pro forma Adjusted EBITDA(1)(6)						4.4	x
Ratio of total net debt to pro forma Adjusted EBITDA(1)(5)(7)						3.3	x

(1)
Pro forma Adjusted EBITDA is a non-GAAP measure. Pro forma Adjusted EBITDA is defined as net income (loss) attributable to TechnipFMC plc before loss (profit) attributable to non-controlling interests, net interest expense, income taxes, depreciation and amortization, excluding charges and credits described below.

Management believes that the exclusion of charges and credits from pro forma Adjusted EBITDA enables investors and management to more effectively evaluate TechnipFMC’s operations and consolidated results of operations period-over-period, and to identify operating trends that could otherwise be masked or misleading to both investors and management by the excluded items. This measure is also used by management as a performance measure in determining certain incentive compensation.
Pro forma Adjusted EBITDA is not a measure calculated in accordance with GAAP and should not be considered a substitute for net income or any other measure of financial performance presented in accordance with GAAP. There are a number of limitations related to the use of non-GAAP financial measures versus their nearest GAAP equivalents. For example, although depreciation and amortization are non-cash charges, the assets being depreciated, depleted and amortized will often have to be replaced in the future, and pro forma Adjusted EBITDA does not reflect any cash requirements for such replacements. Additionally, other companies may calculate pro forma Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.
The following table presents a reconciliation of pro forma net loss to pro forma Adjusted EBITDA:

	Pro Forma
	Fiscal year ended December 31,			Nine months ended September 30,		Twelve months ended September 30, 2020
	2019	2018	2017	2020	2019
	(Dollars in millions, unaudited)
Net loss attributable to TechnipFMC plc	$(2,624.2)	$(1,841.5)	$(78.9)	$(3,458.1)	$(310.9)	$(5,771.4)
Net income (loss) attributable to noncontrolling interests	(4.6)	11.0	21.2	14.8	18.7	(8.5)
Provision for income taxes	68.3	203.6	299.3	(18.6)	29.4	20.3
Net interest expense	96.5	113.0	113.2	124.5	73.2	147.8
Depreciation and amortization(a)	436.9	421	423.2	300.4	322.8	414.5

Charges and (credits):
Impairment and other charges(b)	2,484.1	1,792.6	27.5	3,247.3	127.5	5,603.9
Restructuring and other severance charges	6.7	29.0	107.6	51.1	16.4	41.4
Business combination transaction and integration costs(c)	14.2	18.4	48.4	-	16.0	(1.8)
Direct COVID-19 expenses(d)	-	-	-	57.8	-	57.8
Legal provision	54.6	20.1	-	-	54.6	-
Gain on divestitures	-	(3.3)	-	-	-	-
Change in accounting estimate	-	-	21.9	-	-	-
Purchase price accounting adjustments(e)	34.0	88.8	208.6	8.5	25.5	17.0
Adjusted EBITDA	$566.5	$852.7	$1,192.0	$327.7	$373.2	$521.0

The following table presents a reconciliation of pro forma operating profit (loss) by segment to pro forma Adjusted EBITDA by segment:

	Pro Forma
	Fiscal year ended December 31,		Fiscal year ended December 31,		Fiscal year ended December 31,		Nine months ended September 30,		Nine months ended September 30,		Twelve months ended September 30, 2020
	2019		2018		2017		2020		2019
	Subsea	Surface	Subsea	Surface	Subsea	Surface	Subsea	Surface	Subsea	Surface	Subsea	Surface
	(Dollars in millions, unaudited)
Operating (loss) profit (pre-tax)	$(1,442.7)	$(662.7)	$(1,540.6)	$163.2	$461.5	$76.9	$(2,806.0)	$(444.4)	$61.2	$30.7	$(4,309.9)	$(1,137.8)

Charges and (credits):
Impairment and other charges(b)	$1,798.6	$685.5	$1,784.2	$4.5	$11.3	$10.2	$2,826.6	$418.1	$126.9	$0.6	4,498.3	1,103.0
Restructuring and other charges(b)	(46.4)	39.8	17.7	9.3	88.5	9.1	36.1	14.0	11.1	2.8	(21.4)	51.0
Direct COVID-19 expenses(d)	-	-	-	-	-	-	50.1	7.7	-	-	50.1	7.7
Gain on divestitures	-	-	(3.3)	-	-	-	-	-	-	-	-	-
Change in accounting estimate	-	-	-	-	11.8	10.1	-	-	-	-	-	-
Purchase price accounting adjustments(e)	34.0	-	81.9	7.1	179.7	55.7	8.5	-	25.5	-	17.0	-
Subtotal	$1,786.2	$725.3	$1,880.5	$20.9	$291.3	$85.1	$2,921.3	$439.8	$163.5	$3.4	$4,544.0	$1,161.7
Adjusted depreciation and amortization(f)	$311.6	$107.9	$349.2	$66.6	$368.0	$51.1	$235.1	$54.7	$236.6	$75.7	310.1	86.9
Adjusted EBITDA	$655.1	$170.5	$689.1	$250.7	$1,120.8	$213.1	$350.4	$50.1	$461.3	$109.8	$544.2	$110.8

(a) Consolidated depreciation and amortization expense includes expense related to property, plant and equipment, which are not associated with either the Subsea Services or Surface Technologies segments.
(b) Impairment, restructuring and other charges include goodwill impairment, long-lived assets impairment and restructuring and severance expenses.
(c) Represents merger transaction and integration costs relating to the integration activities following the Merger.
(d) COVID-19 related expenses represent unplanned, one-off, incremental and non-recoverable costs incurred solely as a result of the COVID-19 pandemic situation, which would not have been incurred otherwise. COVID-19 related expenses primarily included (a) employee payroll and travel, operational disruptions associated with quarantining, personnel travel restrictions to job sites, and shutdown of manufacturing plants and sites; (b) supply chain and related expediting costs of accelerated shipments for previously ordered and undelivered products; (c) costs associated with implementing additional information technology to support remote working environments; and (d) facilities-related expenses to ensure safe working environments. COVID-19 related expenses exclude costs associated with project and/or operational inefficiencies, time delays in performance delivery, indirect costs increases and potentially reimbursable or recoverable expenses.
(e) Purchase price accounting adjustments associated with the acquired assets and liabilities during the Merger.
(f) Adjusted depreciation and amortization is adjusted for the impact of the purchase price accounting adjustments relating to the Merger.
(2)	Inbound orders represent the estimated sales value of confirmed customer orders received during the reporting period.

(3)	Order backlog is calculated as the estimated sales value of unfilled, confirmed customer orders at the reporting date. Backlog reflects the current expectations for the timing of project execution.

(4)
Non-consolidated order backlog reflects the proportional share of backlog related to joint ventures that is not consolidated due to our minority ownership position. On a pro forma basis after giving effect to the Spin-off, the only such joint venture is our Subsea segment.

(5)	Total net debt is total debt less unrestricted cash and cash equivalents.

(6)
The ratio of total debt on a pro forma basis to pro forma Adjusted EBITDA is determined by dividing total debt (including current portion) on a pro forma basis as of September 30, 2020 by pro forma Adjusted EBITDA for the twelve months ended September 30, 2020.

(7)
The ratio of total net debt on a pro forma basis to pro forma Adjusted EBITDA is determined by dividing total net debt on a pro forma basis as of September 30, 2020 by pro forma Adjusted EBITDA for the twelve months ended September 30, 2020.

Capitalization

The following table sets forth TechnipFMC’s unaudited cash and cash equivalents and capitalization as of September 30, 2020 on an actual basis and pro forma to give effect to the consummation of the Transactions.

This table should be read in conjunction with the sections of this Offering Memorandum titled “Summary—Summary pro forma financial data,” “Summary—Summary historical financial data,” “The Transactions,” and “Unaudited pro forma condensed consolidated financial information,” as well as TechnipFMC plc’s audited consolidated financial statements and the related notes as reported in TechnipFMC plc’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and TechnipFMC plc’s unaudited consolidated financial statements and the related notes as reported in TechnipFMC plc’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, each of which is incorporated by reference in this Offering Memorandum. See “Documents incorporated by reference.”

	As of September 30, 2020(1)
	Actual	Adjustments	Pro forma
	(Dollars in millions, unaudited)

Cash and cash equivalents(2)	$4,244.0	$(3,647.0)	$597.0

Long-term debt
Existing US Revolving Credit Facility(3)	$—	$—	$—
Euro Facility(4)	—	—	—
New Senior Secured Revolving Credit Facility(5)	—	—	—
Bilateral credit facility	—	—	—
Commercial paper(6)	1,507.3	(1,507.3)	—
Synthetic bonds due 2021(7)	522.8	(522.8)	—
6.500% Senior Notes due 2026 offered hereby	—	1,000.0	1,000.0
3.45% Senior Notes due 2022(8)	500.0	(500.0)	—
3.40% 2012 private placement notes due 2022(9)	175.6	—	175.6
3.15% 2013 private placement notes due 2023(10)	152.2	—	152.2
3.15% 2013 private placement notes due 2023(11)	146.3	—	146.3
4.50% 2020 private placement notes due 2025(12)	234.2	—	234.2
4.00% 2012 private placement notes due 2027(13)	87.8	—	87.8
4.00% 2012 private placement notes due 2032(14)	117.1	—	117.1
3.75% 2013 private placement notes due 2033(15)	117.1	—	117.1
Bank borrowings and other(16)	314.3	(2.7)	311.6
Unamortized issuing fees	(14.5)	(20.1)	(34.6)
Total debt	3,860.2	(1,552.9)	2,307.3
Total TechnipFMC stockholders’ equity	$4,189.1	$(36.6)	$4,152.5
Non-controlling interests	44.6	(14.2)	30.4
Total stockholders’ equity	$4,233.7	$(50.8)	$4,182.9
Total capitalization	$8,093.9	$(1,603.7)	$6,490.2

(1)	All indebtedness denominated in currencies other than U.S. dollars are reflected on a U.S. dollar equivalent basis calculated using the exchange rates in effect on September 30, 2020.

(2)	In connection with the Spin-off, certain cash and cash equivalents of WholeCo will be allocated between RemainCo and SpinCo in accordance with the SDA.

(3)	The Existing US Revolving Credit Facility will be terminated upon completion of the Spin-off.

(4)	The Euro Facility will be terminated upon completion of the Spin-off.

(5)
On a pro forma basis for the Transactions, we expect the New Senior Secured Revolving Credit Facility to be undrawn. The New Senior Secured Revolving Credit Facility will provide for aggregate revolving commitments of up to $1,000.0 million.

(6)
Includes borrowings under the Bank of England’s COVID Corporate Financing Facility (the “CCFF Program”) and the existing commercial paper programs. As of September 30, 2020, we had $769.6 million in outstanding commercial paper borrowings under the CCFF Program and $320.9 million in outstanding commercial paper borrowings under the U.S. commercial paper program, each of which will be repaid by us and terminated in connection with the Spin-off. Following the Spin-off, $416.8 million outstanding as of September 30, 2020 under the European commercial paper program, for which Technip Eurocash (a subsidiary of Technip Energies) is the legal obligor, will be an obligation of Technip Energies.

(7)	The Synthetic bonds due 2021 will mature on January 25, 2021 and are expected to be repaid at maturity with cash on hand. Reflects €450.0 million aggregate principal amount outstanding.

(8)	The 3.45% Senior Notes due 2022 will be redeemed on or about the time the Spin-off is consummated with a portion of the net proceeds from the Notes offered hereby.

(9)	Reflects €150.0 million aggregate principal amount outstanding.

(10)	Reflects €130.0 million aggregate principal amount outstanding.

(11)	Reflects €125.0 million aggregate principal amount outstanding.

(12)
Reflects €200.0 million aggregate principal amount outstanding. If within three months of the effective date of the Spin-off there occurs a downgrade by a nationally recognized rating agency of the corporate rating of the Company to a non-investment grade rating or a withdrawal of such rating, the interest rate applicable to the 4.50% notes due 2025 will be increased to 5.75%.

(13)	Reflects €75.0 million aggregate principal amount outstanding.

(14)	Reflects €100.0 million aggregate principal amount outstanding.

(15)	Reflects €100.0 million aggregate principal amount outstanding.

(16)
Consists of a $228.3 million term loan and $86.0 million of outstanding borrowings under foreign committed credit lines, $2.7 million of which will be obligations of Technip Energies following the Spin-off.

Unaudited pro forma condensed consolidated financial information

The following unaudited pro forma consolidated financial information consists of unaudited pro forma condensed consolidated statements of income (loss) for the years ended December 31, 2019, 2018 and 2017 and for the nine months ended September 30, 2020 and 2019, and an unaudited pro forma condensed consolidated balance sheet as of September 30, 2020. The unaudited pro forma condensed consolidated financial information reported below should be read in conjunction with “Management’s discussion and analysis of financial condition and results of operations of pro forma condensed consolidated financial information” included elsewhere in this Offering Memorandum, and “Management’s discussion and analysis of financial condition and results of operations” and the consolidated financial statements and corresponding notes incorporated herein by reference which have been prepared in accordance with GAAP.

The following unaudited pro forma condensed consolidated financial information is subject to assumptions and adjustments described below and in the accompanying notes. The unaudited pro forma condensed consolidated financial information have been prepared based upon available information and management estimates; actual amounts may differ from these estimated amounts. Management believes these assumptions and adjustments are reasonable under the circumstances, given the information available at this time. The unaudited pro forma condensed consolidated financial information is not intended to represent or be indicative of the financial condition or results of operations that might have occurred had the Transactions occurred as of the dates stated below, and further should not be taken as representative of future financial condition or results of operations.

The unaudited pro forma condensed consolidated balance sheet is presented as if the Transactions were completed as of September 30, 2020, and the unaudited pro forma condensed consolidated statements of income (loss) are presented as if the Transactions were completed on January 1, 2017.

The unaudited pro forma condensed consolidated financial information includes adjustments to reflect the following:

•
the deconsolidation of Technip Energies’ assets and liabilities at their carrying amounts, the elimination of revenues and direct expenses associated with Technip Energies, and to record the equity method investment associated with the Issuer’s retained 49.9% ownership in Technip Energies N.V., measured at the historical carrying value which management believes approximates fair value;

•
cash received from BPI, for its investment in Technip Energies N.V., which will reduce the Issuer’s ownership of 49.9% noted above. Please refer to the notes to the unaudited condensed consolidated financial information for further details;

•	the settlement of the outstanding intercompany accounts receivables (payables) pursuant to the SDA;

•
the retirement of certain debt of TechnipFMC, issuance of the Notes, entry into the New Senior Secured Revolving Credit Facility and the payment of estimated debt issuance and other financing costs; and

•	the tax effects of the pro forma adjustments at the applicable statutory income tax rates.

Neither the assumptions underlying the preparation of the unaudited pro forma consolidated financial information nor the resulting unaudited pro forma consolidated financial information have been audited or reviewed in accordance with any generally accepted auditing standards.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of September 30, 2020
(in millions)

	Historical	Technip Energies	Pro Forma Spin-Off Accounting Adjustments	Notes	Pro Forma Financing Accounting Adjustments	Notes	Pro Forma TechnipFMC plc
Assets		(a)
Cash and cash equivalents	$4,244.0	$(3,650.4)	$1,184.8	(b)	$(1,181.4)	(c)	$597.0
Trade receivables, net	2,127.8	(995.7)	–		–		1,132.1
Contract assets, net	1,470.0	(420.4)	–		–		1,049.6
Inventories, net	1,339.1	(12.6)	–		–		1,326.5
Derivative financial instrument	310.7	(12.5)	–		–		298.2
Income taxes receivable	285.4	(93.3)	–		–		192.1
Advances paid to suppliers	219.2	(119.2)	–		–		100.0
Other current assets	1,037.9	(415.9)	204.1	(d)			826.1
Total current assets	11,034.1	(5,720.0)	1,388.9		(1,181.4)		5,521.6
Investments in equity affiliates	351.2	(56.3)	–		–		294.9
Property, plant and equipment, net	2,806.4	(116.8)	–		–		2,689.6
Operating lease right-of-use assets	742.1	(240.3)	–		–		501.8
Goodwill	2,488.7	(2,488.7)	–		–		–
Intangible assets, net	1,002.3	(122.9)	–		–		879.4
Deferred income taxes	228.1	(178.2)	–		–		49.9
Derivative financial instruments	22.9	(2.2)	–		–		20.7
Investment in Technip Energies	–	–	678.4	(e)	–		678.4
Other assets	235.4	(49.5)	–		–		185.9
Total assets	$18,911.2	$(8,974.9)	$2,067.3		$(1,181.4)		$10,822.2
Liabilities and equity
Short-term debt and current portion of long-term debt	$612.2	$(2.7)	$–		$(522.8)	(f)	$86.7
Operating lease liabilities	206.1	(50.0)	–		–		156.1
Accounts payable, trade	2,498.4	(1,386.3)	–		–		1,112.1
Contract liabilities	4,643.4	(3,649.1)	–		–		994.3
Accrued payroll	384.5	(211.3)	–		–		173.2
Derivative financial instruments	280.2	(26.2)	–		–		254.0
Income taxes payable	65.7	(48.6)	–		–		17.1
Other current liabilities	1,326.7	(612.8)	131.9	(d)	–		845.8
Total current liabilities	10,017.2	(5,987.0)	131.9		(522.8)		3,639.3
Long-term debt, less current portion	3,248.0	(416.8)	–		(610.6)	(f)	2,220.6
Operating lease liabilities, less current portion	626.2	(251.5)	–		–		374.7
Deferred income taxes	78.5	(30.7)	–		–		47.8
Accrued pension and other post-retirement benefits, less current portion	320.4	(164.1)	–		–		156.3
Derivative financial instruments	35.7	(6.1)	–		–		29.6
Other liabilities	309.4	(180.5)	–		–		128.9
Total liabilities	14,635.4	(7,036.7)	131.9		(1,133.4)		6,597.2
Commitments and contingent liabilities
Mezzanine equity
Redeemable non-controlling interest	42.1	–	–		–		42.1
Stockholders’ equity
Ordinary shares, $1.00 par value; 618.3 shares authorized; 449.4 shares issued and outstanding	449.4	–	–		–		449.4
Capital in excess of par value of ordinary shares	10,227.8	–	–		–		10,227.8
Accumulated deficit/ Parent Company investment in Technip Energies	(4,879.0)	(2,032.1)	1,935.4	(g)	(48.0)	(h)	(5,023.7)
Accumulated other comprehensive loss	(1,609.1)	108.1	–		–		(1,501.0)
Total TechnipFMC plc stockholders’ equity	4,189.1	(1,924.0)	1,935.4		(48.0)		4,152.5
Non-controlling interests	44.6	(14.2)	–		–		30.4
Total equity	4,233.7	(1,938.2)	1,935.4		(48.0)		4,182.9
Total liabilities and equity	$18,911.2	$(8,974.9)	$2,067.3		$(1,181.4)		$10,822.2

See below for the accompanying notes to unaudited pro forma condensed consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (LOSS)
For the Nine Months Ended September 30, 2020
(in millions, except per share data)

	Historical	Technip Energies	Pro Forma Financing Accounting Adjustments	Notes	Pro Forma TechnipFMC plc
Revenue:		(a)
Service revenue	$7,101.9	$(4,694.8)	$–		$2,407.1
Product revenue	2,416.9	–	–		2,416.9
Lease revenue	105.7	–	–		105.7
Total revenue	9,624.5	(4,694.8)	–		4,929.7
Costs and expenses:
Cost of service revenue	6,158.0	(3,855.4)	–		2,302.6
Cost of product revenue	1,970.0	–	–		1,970.0
Cost of lease and other revenue	90.3	–	–		90.3
Selling, general and administrative expense	780.8	(252.6)	–		528.2
Research and development expense	108.8	(36.8)	–		72.0
Impairment, restructuring and other expense	3,440.7	(84.5)	–		3,356.2
Separation costs	27.1	(27.1)	–		–
Merger transaction and integration costs	–	–	–		–
Total costs and expenses	12,575.7	(4,256.4)	–		8,319.3
Other (expense) income, net	(9.3)	11.4	–		2.1
Income from equity affiliates	52.9	(2.8)	–		50.1
Income (loss) before financial expense, net and income taxes	(2,907.6)	(429.8)	–		(3,337.4)
Net interest expense	(238.5)	136.6	(22.6)	(i)	(124.5)
Income (loss) before income taxes	(3,146.1)	(293.2)	(22.6)		(3,461.9)
Provision for income taxes	77.9	(96.5)	–	(j)	(18.6)
Net income (loss)	(3,224.0)	(196.7)	(22.6)		(3,443.3)
Net (profit) loss attributable to noncontrolling interests	(24.3)	9.5	–		(14.8)
Net income attributable to TechnipFMC plc	$(3,248.3)	$(187.2)	$(22.6)		$(3,458.1)

Pro forma earnings per share
Basic	$(7.24)				$(7.71)
Diluted	$(7.24)				$(7.71)
Pro forma weighted-average share outstanding
Basic	448.4				448.4
Diluted	448.4				448.4

See below for the accompanying notes to unaudited pro forma condensed consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (LOSS)
For the Nine Months Ended September 30, 2019
(in millions, except per share data)

	Historical	Technip Energies	Pro Forma Financing Accounting Adjustments	Notes	Pro Forma TechnipFMC plc
Revenue:		(a)
Service revenue	$7,009.5	$(4,581.6)	$–		$2,427.9
Product revenue	2,471.9	–	–		2,471.9
Lease revenue	200.9	–	–		200.9
Total revenue	9,682.3	(4,581.6)	–		5,100.7
Costs and expenses:
Cost of service revenue	5,520.1	(3,533.0)	–		1,987.1
Cost of product revenue	2,237.2	–	–		2,237.2
Cost of lease and other revenue	126.2	–	–		126.2
Selling, general and administrative expense	919.7	(309.4)	–		610.3
Research and development expense	110.0	(7.9)	–		102.1
Impairment, restructuring and other expense	166.0	(22.1)	–		143.9
Separation costs	9.4	(9.4)	–		–
Merger transaction and integration costs	31.2	(15.2)	–		16.0
Total costs and expenses	9,119.8	(3,897.0)	–		5,222.8
Other (expense) income, net	(156.5)	39.9	–		(116.6)
Income from equity affiliates	54.0	(4.9)	–		49.1
Income (loss) before financial expense, net and income taxes	460.0	(649.6)	–		(189.6)
Net interest expense	(345.3)	274.0	(1.9)	(i)	(73.2)
Income (loss) before income taxes	114.7	(375.6)	(1.9)		(262.8)
Provision for income taxes	96.5	(67.1)	–	(j)	29.4
Net income (loss)	18.2	(308.5)	(1.9)		(292.2)
Net (profit) loss attributable to noncontrolling interests	(19.4)	0.7	–		(18.7)
Net loss attributable to TechnipFMC plc	$(1.2)	$(307.8)	$(1.9)		$(310.9)

Pro forma earnings per share
Basic	$(0.00)				$(0.69)
Diluted	$(0.00)				$(0.69)
Pro forma weighted-average share outstanding
Basic	448.6				448.6
Diluted	448.6				448.6

See below for the accompanying notes to unaudited pro forma condensed consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (LOSS)
For the Year Ended December 31, 2019
(in millions, except per share data)

	Historical	Technip Energies	Pro Forma Financing Accounting Adjustments	Notes	Pro Forma TechnipFMC plc
Revenue:		(a)
Service revenue	$9,789.7	$(6,458.9)	$–		$3,330.8
Product revenue	3,352.9	–	–		3,352.9
Lease revenue	266.5	–	–		266.5
Total revenue	13,409.1	(6,458.9)	–		6,950.2
Costs and expenses:
Cost of service revenue	7,767.2	(5,071.4)	–		2,695.8
Cost of product revenue	3,015.6	–	–		3,015.6
Cost of lease and other revenue	167.9	–	–		167.9
Selling, general and administrative expense	1,228.1	(406.1)	–		822.0
Research and development expense	162.9	(47.0)	–		115.9
Impairment, restructuring and other expense	2,490.8	(30.0)	–		2,460.8
Separation costs	72.1	(72.1)	–		-
Merger transaction and integration costs	31.2	(17.0)	–		14.2
Total costs and expenses	14,935.8	(5,643.6)	–		9,292.2
Other (expense) income, net	(220.7)	39.0	–		(181.7)
Income from equity affiliates	62.9	(3.2)	–		59.7
Income (loss) before financial expense, net and income taxes	(1,684.5)	(779.5)	–		(2,464.0)
Net interest expense	(451.3)	360.4	(5.6)	(i)	(96.5)
Income (loss) before income taxes	(2,135.8)	(419.1)	(5.6)		(2,560.5)
Provision for income taxes	276.3	(208.0)	–	(j)	68.3
Net income (loss)	(2,412.1)	(211.1)	(5.6)		(2,628.8)
Net (profit) loss attributable to noncontrolling interests	(3.1)	7.7			4.6
Net loss attributable to TechnipFMC plc	$(2,415.2)	$(203.4)	$(5.6)		$(2,624.2)

Pro forma earnings per share
Basic	$(5.39)				$(5.86)
Diluted	$(5.39)				$(5.86)
Pro forma weighted-average share outstanding
Basic	448.0				448.0
Diluted	448.0				448.0

See below for the accompanying notes to unaudited pro forma condensed consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (LOSS)
For the Year Ended December 31, 2018
(in millions, except per share data)

	Historical	Technip Energies	Pro Forma Financing Accounting Adjustments	Notes	Pro Forma TechnipFMC plc
Revenue:		(a)
Service revenue	$9,057.6	$(6,281.2)	$–		$2,776.4
Product revenue	3,272.6	–	–		3,272.6
Lease revenue	222.7	–	–		222.7
Total revenue	12,552.9	(6,281.2)	–		6,271.7
Costs and expenses:
Cost of service revenue	7,452.7	(5,193.0)	–		2,259.7
Cost of product revenue	2,676.9	–	–		2,676.9
Cost of lease and other revenue	143.4	–	–		143.4
Selling, general and administrative expense	1,140.6	(400.8)	–		739.8
Research and development expense	189.2	(31.6)	–		157.6
Impairment, restructuring and other expense	1,831.2	(9.6)	–		1,821.6
Merger transaction and integration costs	36.5	(18.1)	–		18.4
Total costs and expenses	13,470.5	(5,653.1)	–		7,817.4
Other (expense) income, net	(323.9)	275.6	–		(48.3)
Income from equity affiliates	114.3	(34.2)	–		80.1
Income (loss) before financial expense, net and income taxes	(1,127.2)	(386.7)	–		(1,513.9)
Net interest expense	(360.9)	245.5	2.4	(i)	(113.0)
Income (loss) before income taxes	(1,488.1)	(141.2)	2.4		(1,626.9)
Provision for income taxes	422.7	(219.1)	–	(j)	203.6
Net income (loss)	(1,910.8)	77.9	2.4		(1,830.5)
Net (profit) loss attributable to noncontrolling interests	(10.8)	(0.2)	–		(11.0)
Net income attributable to TechnipFMC plc	$(1,921.6)	$77.7	$2.4		$(1,841.5)

Pro forma earnings per share
Basic	$(4.20)				$(4.02)
Diluted	$(4.20)				$(4.02)
Pro forma weighted-average share outstanding
Basic	458.0				458.0
Diluted	458.0				458.0

See below for the accompanying notes to unaudited pro forma condensed consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (LOSS)
For the Year Ended December 31, 2017
(in millions, except per share data)

	Historical	Technip Energies	Pro Forma Financing Accounting Adjustments	Notes	Pro Forma TechnipFMC plc
Revenue:		(a)
Service revenue	$11,445.9	$(8,133.5)	$–		$3,312.4
Product revenue	3,416.4	–	–		3,416.4
Lease revenue	194.6	–	–		194.6
Total revenue	15,056.9	(8,133.5)	–		6,923.4
Costs and expenses:
Cost of service revenue	9,433.1	(7,012.8)	–		2,420.3
Cost of product revenue	2,954.3	–	–		2,954.3
Cost of lease and other revenue	137.2	–	–		137.2
Selling, general and administrative expense	1,060.9	(328.3)	–		732.6
Research and development expense	212.9	(35.9)	–		177.0
Impairment, restructuring and other expense	191.5	(56.4)	–		135.1
Merger transaction and integration costs	101.8	(53.4)	–		48.4
Total costs and expenses	14,091.7	(7,486.8)	–		6,604.9
Other (expense) income, net	(25.9)	6.9	–		(19.0)
Income from equity affiliates	55.6	(0.3)	–		55.3
Income (loss) before financial expense, net and income taxes	994.9	(640.1)	–		354.8
Net interest expense	(315.2)	231.5	(29.5)	(i)	(113.2)
Income (loss) before income taxes	679.7	(408.6)	(29.5)		241.6
Provision for income taxes	545.5	(243.3)	(2.9)	(j)	299.3
Net income (loss)	134.2	(165.3)	(26.6)		(57.7)
Net (profit) loss attributable to noncontrolling interests	(20.9)	(0.3)	–		(21.2)
Net income attributable to TechnipFMC plc	$113.3	$(165.6)	$(26.6)		$(78.9)

Pro forma earnings per share
Basic	$0.24				$(0.17)
Diluted	$0.24				$(0.17)
Pro forma weighted-average share outstanding
Basic	466.7				466.7
Diluted	468.3				466.7

See below for the accompanying notes to unaudited pro forma condensed consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(a)
Reflects the deconsolidation of Technip Energies’ assets and liabilities at their carrying amounts as of September 30, 2020 and Technip Energies’ operations for the nine months ended September 30, 2020 and 2019 and for the years ended December 31, 2019, 2018 and 2017.

(b)
Reflects the adjustment to cash for proceeds received from BPI for its proportionate share of the investment in Technip Energies and cash retained by TechnipFMC after the deconsolidation of Technip Energies. The adjustment is comprised of the following (in millions):

Technip Energies’ cash retained	$984.8
Cash proceeds from BPI	200.0
Pro forma adjustment to cash	$1,184.8

(c)
Reflects the adjustment to cash for the retirement of certain of the Issuer’s debt, issuance of new debt and payment of estimated debt issuance and other financing costs. The adjustment is comprised of the following (in millions):

Repayment of TechnipFMC’s debt	$(2,113.4)
Issuance of Notes offered hereby	1,000.0
Debt issuance costs	(20.0)
Other financing costs related to the Transactions	(48.0)
Pro forma adjustment to cash	$(1,181.4)

(d)	Reflects the settlement of the outstanding intercompany accounts receivables (payables) pursuant to the SDA.

(e)
Reflects the remaining noncontrolling equity interest in Technip Energies, calculated by applying the ownership percentage, assuming that the BPI Investment is purchased at the midpoint of the 11.82% floor and 17.25% cap, to the historical carrying value of Technip Energies. It is management’s belief that the historical carrying value of Technip Energies approximates its fair value.

BPI’s $200 million investment in Technip Energies is subject to adjustment, and the incremental ownership stake will be determined based upon the first thirty day volume-weighted average price (“VWAP”) of Technip Energies’ shares, less a six percent discount. Technip Energies’ listing will be on EuronextParis, with Level 1 ADRs that will trade over-the-counter in the United States.

(f)	Reflects pro forma adjustment related to repayment of certain of the Issuer’s debt and issuance of new high yield bonds as follows (in millions):

Repayment of commercial paper	$(1,090.6)
Repayment of 3.45% Senior Notes due 2022	(500.0)
Repayment of Synthetic bonds due 2021 (classified as short-term debt)	(522.8)
Issuance of new high yield bonds	1,000.0
Debt issuance costs	(20.0)
Pro forma adjustment to total debt	$(1,133.4)

In connection with the Spin-off, we and FMC Technologies intend to enter into the New Senior Secured Revolving Credit Facility with JPMorgan Chase Bank, N.A. or one of its affiliates as administrative agent, and the lenders party thereto, that will provide for aggregate revolving commitments of up to $1,000.0 million.

(g)	Represents pro forma adjustment to retained earnings to reflect the net impact of amounts as a result of the pro forma Spin-off adjustments as follows (in millions):

Technip Energies’ cash retained	$984.8
Investment in Technip Energies	678.4
Cash proceeds from BPI	200.0
Settlement of intercompany receivables (payables)	72.2
Accumulated deficit/ Parent Company investment in Technip Energies	$1,935.4

(h)	Represents pro forma adjustment to accumulated deficit to reflect the net impact of payments for other financing and transaction costs.

(i)	Reflects pro forma interest expense adjustments for the nine months ended September 30, 2020 and 2019 as follows (in millions):

	Nine Months Ended September 30,
	2020	2019
Interest expense associated with new financing arrangements(i)	$51.8	$51.8
Eliminate interest expense associated with retirement of TechnipFMC’s debt(ii)	(29.2)	(49.9)
Pro forma adjustment to interest expenses	$22.6	$1.9

Reflects pro forma interest expense adjustments for the years ended December 31, 2019, 2018 and 2017 as follows (in millions):

	Year Ended December 31,
	2019	2018	2017
Interest expense associated with new financing arrangements(i)	$69.0	$69.0	$69.0
Eliminate interest expense associated with retirement of TechnipFMC’s debt(ii)	(63.4)	(71.4)	(39.5)
Pro forma adjustment to interest expenses	$5.6	$(2.4)	$29.5

(i)	Pro forma adjustments for interest expense associated with new financing arrangements represents interest expense on the Notes offered hereby.

(ii)
Pro forma adjustments for interest expense associated with retirement of TechnipFMC’s debt was calculated based on the historical debt balances of the commercial paper, Synthetic bonds and 3.45% Senior Notes outstanding at each applicable balance sheet date.

(j)
Reflects income tax expense (benefit) related to income (loss) from operations before income taxes generated by the pro forma adjustments based upon an estimate of the effective tax rate. There is no tax benefit related to the pro forma adjustments for the nine months ended September 30, 2020 and 2019 and for the years ended December 31, 2019 and 2018, due to the overall net deferred tax asset position and corresponding full valuation allowances which were recorded during these periods. The tax benefit for the year ended December 31, 2017 is based on the effective income tax rate of approximately 37%.

Management’s discussion and analysis of financial condition and results of operations of pro forma condensed consolidated financial information

The following discussion and analysis should be read in conjunction with the unaudited pro forma condensed consolidated financial information, the related notes and other financial information included elsewhere in this Offering Memorandum, as well as the historical condensed consolidated financial information in the section titled “Management’s discussion and analysis of financial condition and results of operations” included in the Issuer’s Form 10-K for the year ended December 31, 2019 and the Issuer’s Form 10-Q for the quarter ended September 30, 2020, each of which is incorporated by reference in this Offering Memorandum. The Company’s actual results could differ materially from those discussed below. Important factors that could cause or contribute to such differences include, but are not limited to, those factors discussed below and elsewhere in this Offering Memorandum, particularly in “Risk factors” and “Cautionary information regarding forward-looking statements,” all of which are difficult to predict.

General

We are a global leader in the energy industry, delivering products, technologies and services to companies that produce and transport oil and natural gas.  Through innovative technologies and improved efficiencies, our offerings unlock new possibilities for our customers in developing their energy resources and increasingly help position them to meet the ongoing energy transition to lower carbon energy alternatives.

After giving effect to the Spin-off, our Company will be organized in two business segments, Subsea and Surface Technologies, which are well-positioned to deliver greater efficiency across project lifecycles, from concept to project delivery and beyond.  Our Subsea segment, provides integrated design, engineering, procurement, manufacturing, fabrication, installation, and life of field services for subsea systems, subsea field infrastructure, and subsea pipe systems used in oil and gas production and transportation.  Our Surface Technologies segment designs, manufactures, and services products and systems used by companies involved in land and shallow water exploration and production of crude oil and natural gas.

Pro forma results of operations for the nine months ended September 30, 2020 and 2019

	Nine months ended September 30,		Change
	2020	2019	$	%
	(Dollars in millions, unaudited)
Revenue	$4,929.7	$5,100.7	$(171.0)	(3.4)
Cost and expenses
Cost of sales	4,362.9	4,350.5	12.4	0.3
Selling, general and administrative expense	528.2	610.3	(82.1)	(13.5)
Research and development expense	72.0	102.1	(30.1)	(29.5)
Impairment, restructuring and other expense	3,356.2	143.9	3,212.3	2,232.3
Merger transaction and integration costs	–	16.0	(16.0)	(100.0)
Total costs and expenses	8,319.3	5,222.8	3,096.5	59.3
Other income (expense), net	2.1	(116.6)	118.7	(101.8)
Income from equity affiliates	50.1	49.1	1.0	2.0
Loss before interest income, interest expense and income taxes	(3,337.4)	(189.6)	(3,147.8)	1,660.2
Net interest expense	(124.5)	(73.2)	(51.3)	70.1
Loss before income taxes	(3,461.9)	(262.8)	(3,199.1)	1,217.3
Provision for income taxes	(18.6)	29.4	(48.0)	(163.3)
Net loss	(3,443.3)	(292.2)	(3,151.1)	1,078.4
Net profit attributable to TechnipFMC plc	(14.8)	(18.7)	3.9	(20.9)
Net loss attributable to TechnipFMC plc	$(3,458.1)	$(310.9)	$(3,147.2)	1,012.3

Revenue

Revenue decreased $171.0 million during the nine months ended September 30, 2020, compared to the same period in 2019. Subsea revenue increased year-over-year primarily due to increased project activity in the Gulf of Mexico and the North Sea, while Surface Technologies revenue decreased versus the prior-year period, primarily as a result of the significant decline in operator activity in North America. Revenue outside of North America displayed resilience, with a more modest decline due to reduced activity levels. Nearly 60% of total segment revenue was generated outside of North America in the period. In addition, our total revenues were negatively impacted by operational challenges associated with the COVID-19 related disruptions.

Gross profit

Gross profit (revenue less cost of sales) as a percentage of sales decreased to 11.5% during the nine months ended September 30, 2020, compared to 14.7% in the prior-year period in 2019. Subsea gross profit decreased due to a more competitively priced backlog and the negative operational impacts related to COVID-19. Surface Technologies gross profit was negatively impacted primarily by the year-over-year decline in North American drilling and completions activity, which was partially offset by the lower costs from our accelerated cost reduction initiative implemented during 2020.

Selling, general and administrative expense

Selling, general and administrative expense decreased $82.1 million year-over-year, primarily as a result of decreased corporate expenses and the accelerated pace of cost reduction actions.

Impairment, restructuring and other expense

We incurred $3,356.2 million of restructuring, impairment and other charges during the nine months ended September 30, 2020. These charges primarily included $3,083.4 million of goodwill impairment, $163.9 million of long-lived assets impairment, $57.8 million of COVID-19 related expenses, and $51.1 million for restructuring and severance expenses. COVID-19 related expenses represent unplanned, one-off, incremental and non-recoverable costs incurred solely as a result of the COVID-19 pandemic situation, which would not have been incurred otherwise. COVID-19 related expenses primarily included (a) employee payroll and travel, operational disruptions associated with quarantining, personnel travel restrictions to job sites, and shutdown of manufacturing plants and sites; (b) supply chain and related expediting costs of accelerated shipments for previously ordered and undelivered products; (c) costs associated with implementing additional information technology to support remote working environments; and (d) facilities-related expenses to ensure safe working environments. COVID-19 related expenses exclude costs associated with project and/or operational inefficiencies, time delays in performance delivery, indirect costs increases and potentially reimbursable or recoverable expenses. During the nine months ended September 30, 2019, we incurred $143.9 million of restructuring, impairment and other charges, which included a $125.1 million vessel impairment charge in the Subsea segment.

Merger transaction and integration costs

We incurred merger transaction and integration costs of $16.0 million during the nine months ended September 30, 2019, before the August 2019 announcement of the planned separation transaction due to the continuation of the integration activities pertaining to combining the two legacy companies.

Other income (expense), net

Other income (expense), net, primarily reflects foreign currency gains and losses, including gains and losses associated with the remeasurement of net cash positions, gains and losses on sales of property, plant and equipment and other non-operating gains and losses. During the nine months ended September 30, 2020, we recognized $2.1 million of other income, net compared to $116.6 million of other expense, net recognized during the nine months ended September 30, 2019.  The net change was primarily attributable to a reduction in foreign exchange losses from unhedged currencies, more favorable hedging costs, and the effects of a weakened U.S. dollar on naturally hedged projects.

Net interest expense

Net interest expense increased $51.3 million in the nine months ended September 30, 2020, compared to 2019, primarily due to lower interest income recognized during 2020, driven in part by lower cash balances.

Provision for income taxes

Our provision for income taxes for the nine months ended September 30, 2020 and 2019 reflected effective tax rates of (0.5)% and 11.2%, respectively. The year-over-year decrease in the effective tax rate was primarily due to the impact of nondeductible goodwill impairments, offset in part by the reduced impact of losses in jurisdictions with a full valuation allowance and a favorable change in the forecasted earnings mix. The decrease was also impacted by one-time benefits that were recorded in 2019 for the release of a valuation allowance. Our effective tax rate can fluctuate depending on our country mix of earnings, since our foreign earnings are generally subject to higher tax rates than in the United Kingdom.

Pro forma segment results of operations for the nine months ended September 30, 2020 and 2019

Segment operating profit is defined as total segment revenue less segment operating expenses. Certain items, such as corporate staff expenses, share-based compensation expense and other employee benefits expenses, have been excluded in computing segment operating profit and are included in corporate items.

Subsea

	Nine months ended September 30,		Favorable/(Unfavorable)
	2020	2019	$	%
	(Dollars in millions, unaudited)
Revenue	$4,133.4	$3,955.5	$177.9	4.5
Operating profit (loss)	$(2,806.0)	$61.2	$(2,867.2)	(4,685.0)
Adjusted EBITDA(1)	$350.4	$461.3	$(110.9)	(24.0)
Capital expenditures	$195.5	$242.6	$(47.1)	(19.4)

(1) Pro forma Subsea Adjusted EBITDA is a non-GAAP measure.  For a reconciliation of pro forma operating profit by segment to pro forma Adjusted EBITDA by segment, see Note 1 under “Summary—Summary unaudited pro forma financial and other data.”

Subsea revenue increased $177.9 million, or 5%, year-over-year, primarily due to higher project activity in the United States, Norway and Africa. Despite operational challenges associated with COVID-19 related disruptions, we continued to demonstrate strong execution of our backlog.

Subsea operating loss for the nine months ended September 30, 2020 is primarily due to significant impairment charges and other non-recurring charges. The operating loss included $2,912.8 million of goodwill and long-lived assets impairments, restructuring and other charges and COVID-19 related expenses compared to $138.0 million in 2019. Non-recurring charges incurred related to COVID-19 disruptions during the period were $50.1 million.

Subsea capital expenditures decreased $47.1 million, or 19%, year-over-year, primarily driven by our decision to reduce capital spending at the beginning of 2020 in response to uncertain market environment due to the COVID-19 pandemic and decline in the oil prices.

Surface Technologies

	Nine months ended September 30,		Favorable/(Unfavorable)
	2020	2019	$	%
	(Dollars in millions, unaudited)
Revenue	$796.3	$1,145.2	$(348.9)	(30.5)
Operating profit (loss)	$(444.4)	$30.7	$(475.1)	(1,547.6)
Adjusted EBITDA(1)	$50.1	$109.8	$(59.7)	(54.4)
Capital expenditures	$28.0	$84.5	$(56.5)	(66.9)

(1) Pro forma Surface Technologies Adjusted EBITDA is a non-GAAP measure.  For a reconciliation of pro forma operating profit by segment to pro forma Adjusted EBITDA by segment, see Note 1 under “Summary—Summary unaudited pro forma financial and other data.”

Surface Technologies revenue decreased $348.9 million, or 31%, year-over-year, primarily driven by the significant reduction in operator activity in North America. Revenue outside of North America displayed resilience, with a more modest decline due to reduced activity levels. Nearly 60% of total segment revenue was generated outside of North America in the period.

Surface Technologies operating loss was primarily due to impairment and other non-recurring restructuring charges. The operating loss included $439.8 million of goodwill and long-lived assets impairments, restructuring and other charges and COVID-19 related expenses. Operating loss was also negatively impacted by the reduced demand in North America driven by the significant decline in rig count and completions-related activity, which was partially offset by lower costs from our accelerated cost reduction actions initiated in the first quarter of 2020. Non-recurring charges incurred related to COVID-19 disruptions during the period were $7.7 million.

Surface Technologies capital expenditures decreased $56.5 million, or 67%, year-over-year, primarily driven by our decision to reduce capital spending at the beginning of 2020 in response to uncertain market environment due to the COVID-19 pandemic and decline in the oil prices.

Corporate expenses

	Nine months ended September 30,		Favorable/(Unfavorable)
	2020	2019	$	%
	(Dollars in millions, unaudited)
Corporate expenses	$(44.3)	$(172.4)	$128.1	(74.3)

Corporate expenses decreased by $128.1 million during the nine months ended September 30, 2020 as compared to the same period in 2019, primarily due to lower activity and the impact of cost reduction implemented during the beginning of 2020.

Inbound orders and order backlog

Inbound orders – Inbound orders represent the estimated sales value of confirmed customer orders received during the reporting period. COVID-19 has had a minimal impact on our ability to finalize sales contracts required to recognize new inbound orders in the quarter. However, the significant decline in commodity prices, due in part to the lower demand resulting from COVID-19, is expected to negatively impact the near-term outlook for inbound orders.

	Inbound orders
	Nine months ended September 30,
	2020	2019
	(Dollars in millions, unaudited)
Subsea	$3,290.9	$6,820.3
Surface Technologies	760.9	1,188.3
Total inbound orders	$4,051.8	$8,008.6

Order backlog – Order backlog is calculated as the estimated sales value of unfilled, confirmed customer orders at the reporting date. Backlog reflects the current expectations for the timing of project execution. The scheduling of some future work included in our order backlog has been impacted by COVID-19 related disruptions and remains subject to future adjustment.

	Order backlog
	September 30, 2020	December 31, 2019
	(Dollars in millions, unaudited)
Subsea	$7,218.0	$8,479.8
Surface Technologies	368.9	473.2
Total order backlog	$7,586.9	$8,953.0

Subsea – Order backlog for Subsea at September 30, 2020 decreased by $1,300 million compared to December 31, 2019. Subsea backlog of $7,200 million at September 30, 2020 was composed of various subsea projects, including Total Mozambique LNG; Eni Coral and Merakes; Petrobras Mero I and Mero II; Energean Karish; ExxonMobil Payara; Reliance MJ-1; Equinor Johan Sverdrup Phase 2; Husky West White Rose; BP Platina; Chevron Gorgon Stage 2; and Woodside Pyxis and Lambert Deep.

Surface Technologies – Order backlog for Surface Technologies at September 30, 2020 decreased by $104.3 million compared to December 31, 2019. Given the short-cycle nature of the business, most orders are quickly converted into sales revenue; longer contracts are typically converted within 12 months.

Non-consolidated backlog – Non-consolidated order backlog reflects the proportional share of backlog related to joint ventures that is not consolidated due to our minority ownership position.

Non-consolidated Order Backlog
September 30, 2020
(Dollars in millions, unaudited)
Subsea	$674.0
Surface Technologies	–
Total order backlog	$674.0

Pro forma results of operations for the year ended December 31, 2019 and 2018

	Year ended December 31,		Change
	2019	2018	$	%
	(Dollars in millions, unaudited)
Revenue	$6,950.2	$6,271.7	$678.5	10.8
Cost and expenses
Cost of sales	5,879.3	5,080.0	799.3	15.7
Selling, general and administrative expense	822.0	739.8	82.2	11.1
Research and development expense	115.9	157.6	(41.7)	(26.5)
Impairment, restructuring and other expense	2,460.8	1,821.6	639.2	35.1
Merger transaction and integration costs	14.2	18.4	(4.2)	(22.8)
Total costs and expenses	9,292.2	7,817.4	1,474.8	18.9
Other income (expense), net	(181.7)	(48.3)	(133.4)	276.2
Income from equity affiliates	59.7	80.1	(20.4)	(25.5)
Loss before interest income, interest expense and income taxes	(2,464.0)	(1,513.9)	(950.1)	62.8
Net interest expense	(96.5)	(113.0)	16.5	(14.6)
Loss before income taxes	(2,560.5)	(1,626.9)	(933.6)	57.4
Provision for income taxes	68.3	203.6	(135.3)	(66.5)
Net loss	(2,628.8)	(1,830.5)	(798.3)	43.6
Net profit attributable to TechnipFMC plc	4.6	(11.0)	15.6	(141.8)
Net loss attributable to TechnipFMC plc	$(2,624.2)	$(1,841.5)	$(782.7)	42.5

Revenue

Revenue increased $678.5 million in 2019 compared to the prior-year period, primarily as a result of improved project activity. Subsea revenue increased year-over-year with higher project-related activity, including increased revenue from integrated project execution (iEPCI) and increased demand in subsea services. Surface Technologies revenue increased primarily as a result of improving order backlog from international markets, primarily in the Middle East and Asia Pacific regions.

Gross profit

Gross profit (revenue less cost of sales) as a percentage of sales decreased marginally to 15.4% in 2019 and 19.0% in the prior-year period. The decrease was primarily driven by lower gross profit due to a more competitively priced Subsea backlog and weaker demand in North America for Surface Technologies products and services due to a challenged shale market.

Selling, general and administrative expense

Selling, general and administrative expense increased $82.2 million year-over-year primarily as a result of increased corporate expense driven largely by accelerated IT spending as well as additional performance incentive compensation awards.

Impairment, restructuring and other expense

We incurred $2,460.8 million of restructuring, impairment and other expenses in 2019, primarily driven by $1,988.7 million of goodwill impairment and $484.1 million of long-lived assets impairment.

Merger transaction and integration costs

We incurred merger transaction and integration costs of $14.2 million during the first half of 2019, before the August 2019 announcement of the planned separation transaction due to the continuation of the integration activities pertaining to combining the two legacy companies.

Other expense, net

Other expense, net, primarily reflects foreign currency gains and losses, including gains and losses associated with the remeasurement of net cash positions, gains and losses on sales of property, plant and equipment and other non-operating gains and losses. During the year ended December 31, 2019, we recognized $181.7 million of other expense, net compared to $48.3 million of other expense, net recognized during the year ended December 31, 2018.  The net change was primarily attributable to a devaluation of certain currencies, for which there is no active forwards market.

Net interest expense

Net interest expense decreased $16.5 million during the year ended December 31, 2019, compared to 2018, primarily due to higher interest income recognized during the 2019, driven in part by higher cash balances.

Provision for income taxes

Our income tax provisions for 2019 and 2018 reflected effective tax rates of (2.7)% and (12.5)%, respectively. The year-over-year change in the effective tax rate was primarily due to a decrease in the amount of tax expense associated with movements in valuation allowances, the release of contingent tax accruals due to the favorable resolution of income tax audits, and a favorable change in actual country mix of earnings, offset in part by the impact of nondeductible goodwill impairments. Our effective tax rate can fluctuate depending on our country mix of earnings, since our foreign earnings are generally subject to higher tax rates than in the United Kingdom.

Pro forma segment results of operations for the year ended December 31, 2019 and 2018

Segment operating profit is defined as total segment revenue less segment operating expenses. Certain items, such as corporate staff expenses, share-based compensation expense and other employee benefits expenses, have been excluded in computing segment operating profit and are included in corporate items.

Subsea

	Year ended December 31,		Favorable/(Unfavorable)
	2019	2018	$	%
	(Dollars in millions, unaudited)
Revenue	$5,419.5	$4,762.8	$656.7	13.8
Operating loss	$(1,442.7)	$(1,540.6)	$97.9	(6.4)
Adjusted EBITDA(1)	$655.1	$689.1	$(34.0)	(4.9)
Capital expenditures	$287.7	$223.2	$64.5	28.9

(1)
Pro forma Subsea Adjusted EBITDA is a non-GAAP measure.  For a reconciliation of pro forma operating profit by segment to pro forma Adjusted EBITDA by segment, see Note 1 under “Summary—Summary unaudited pro forma financial and other data.”

Subsea revenue increased $656.7 million year-over-year, primarily due to increased project revenue from iEPCI, particularly projects in Asia, the North Sea and the Mediterranean that progressed towards completion, partially offset by decreased activity in Australia. The increase of Subsea Services activity across the globe further added to the year-over-year growth in revenue.

Subsea operating loss improved primarily due to a more competitively priced backlog being executed. This operating loss included $1,798.6 million of asset impairment charges primarily related to the impairment of goodwill and long-lived assets compared to $1,784.2 million in 2018.

Subsea capital expenditures increased $64.5 million or 28.9%, year-over-year, primarily driven by the increased project activity during 2019.

Surface Technologies

	Year ended December 31,		Favorable/(Unfavorable)
	2019	2018	$	%
	(Dollars in millions, unaudited)
Revenue	$1,530.7	$1,508.9	$21.8	1.4
Operating profit (loss)	$(662.7)	$163.2	$(825.9)	(506.1)
Adjusted EBITDA(	$170.5	$250.7	$(80.2)	(32.0)
Capital expenditures	$96.6	$111.9	$(15.3)	(13.7)

(1)
Pro forma Surface Technologies Adjusted EBITDA is a non-GAAP measure.  For a reconciliation of pro forma operating profit by segment to pro forma Adjusted EBITDA by segment, see Note 1 under “Summary—Summary unaudited pro forma financial and other data.”

Surface Technologies revenue increased $21.8 million year-over-year primarily driven by increased activity in the Middle East & Asia Pacific markets primarily driven by increased demand for drilling & completion and pressure control equipment and services, offset by negative drilling and completions market activity in North America as customers curbed capital spending.

Surface Technologies operating profit as a percent of revenue decreased significantly year-over-year. The decrease was primarily due to a $704.2 million charge for impairment and restructuring and other charges, in particular related to goodwill. This compared to a $13.8 million charge in the prior year. Operating profit was also negatively impacted by reduced demand for flowline, hydraulic fracturing services, wellhead systems and pressure control equipment in North America, partially offset by increased demand for products and services in the Middle East and Asia Pacific.

Surface Technologies capital expenditures have decreased $15.3 million, or 13.7%, year-over-year primarily driven by the decline in activity during the second half of 2019.

Corporate expenses

	Year ended December 31,		Favorable/(Unfavorable)
	2019	2018	$	%
	(Dollars in millions, unaudited)
Corporate expenses	$(228.4)	$(109.6)	$(118.8)	108.4

Corporate expenses increased by $118.8 million during the year ended December 31, 2019 as compared to the same period in 2018.  The increase in corporate expenses is primarily attributable to a legal provision, net of settlements, of $54.6 million recorded during 2019.

Inbound orders and order backlog

Inbound orders – Inbound orders represent the estimated sales value of confirmed customer orders received during the reporting period.

	Inbound orders
	Year ended December 31,
	2019	2018
	(Dollars in millions, unaudited)
Subsea	$7,992.6	$5,178.5
Surface Technologies	1,619.9	1,686.6
Total inbound orders	$9,612.5	$6,865.1

Order backlog – Order backlog is calculated as the estimated sales value of unfilled, confirmed customer orders at the reporting date.

	Order backlog
	Year ended December 31,
	2019	2018
	(Dollars in millions, unaudited)
Subsea	$8,479.8	$5,999.6
Surface Technologies	473.2	469.9
Total order backlog	$8,953.0	$6,469.5

Subsea – Order backlog for Subsea at December 31, 2019, increased by $2,500 million from December 31, 2018. Subsea backlog of $8,500 million at December 31, 2019, was composed of various subsea projects, including Total Golfinho; Eni Coral and Merakes; Petrobras Mero I; Energean Karish; ExxonMobil Liza Phase 2; Neptune Duva & Giøa P1 and Seagull; Reliance MJ1; Lundin Edvard Grieg; BP Thunderhorse South Extension 2; Equinor Johan Sverdrup Phase 2; Woodside Pyxis, and Husky West White Rose.

Surface Technologies – Order backlog for Surface Technologies at December 31, 2019, increased by $3.3 million compared to December 31, 2018. Given the short-cycle nature of the business, most orders are quickly converted into sales revenue; longer contracts are typically converted within twelve months.

Non-consolidated backlog – Non-consolidated backlog reflects the proportional share of backlog related to joint ventures that is not consolidated due to our minority ownership position.

Non-consolidated order backlog
December 31, 2019
(Dollars in millions, unaudited)
Subsea	$799.2
Surface Technologies	–
Total order backlog	$799.2